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EXHIBIT 21.1

Tronox Incorporated
Subsidiary Companies

Name of Subsidiary	State or Country of Incorporation or Formation
Tronox LLC	Delaware, United States
Tronox Worldwide LLC	Delaware, United States
Kerr-McGee Pigments (Holland) B.V.	The Netherlands
Kerr-McGee Pigments International GmbH	Switzerland
Kerr-McGee Pigments (Savannah), Inc.	Georgia, United States
KMCC Western Australia Pty. Ltd.	Western Australia, Australia
Kerr-McGee Pigments GmbH	Germany
Kerr-McGee Chemical GmbH	Germany
Kerr-McGee Finance (Curacao) N.V.	Netherlands Antilles
Kerr-McGee Pigments N.V.	Belgium
Kerr-McGee Pigments Ltd	Bahamas
Kerr-McGee Holdings, Inc.	Delaware, United States
Kerr-McGee Luxembourg S.a.r.l	Luxembourg
Kerr-McGee Pigments (Netherlands) B.V.	The Netherlands
Kerr-McGee (Luxembourg) Holding S.a.r.l	Luxembourg
Kerr-McGee (Switzerland) Holding GmbH	Switzerland
KM Denmark International ApS	Denmark
Kerr-McGee International ApS	Denmark

        A number of additional subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 2004.

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  EXHIBIT 21.1